QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PACIFIC CENTURY FINANCIAL CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED September 10, 2001

Commission File Number 1-6887

FOR IMMEDIATE RELEASE

Pacific Century Financial Corporation Sells
California Branch Franchise to U.S. Bancorp

HONOLULU, HI (September 10, 2001)—Pacific Century Financial Corporation announced today that the sale of certain assets of its Pacific Century Bank (PCB) subsidiary to U.S. Bancorp (NYSE: USB) was completed at midnight Friday, September 7, 2001 PDT. The sale includes all 20 branches of PCB in Southern California and the bank's retail, small business and commercial business accounts. The transaction involves approximately $700 million in deposits and approximately $570 million in assets, and about 300 employees. Pacific Century Financial Corporation expects to liquidate the remaining assets of PCB.

The 20 Southern California branches are located in: Anaheim, Brea, Camarillo, Encino, Gardena, Hacienda Heights, Irvine, Lomita, Los Alamitos, Lynwood, Manhattan Beach, Ontario, Paramount, Redondo Beach, San Pedro, Santa Ana, Signal Hill, Torrance, Westminster and Westwood.

"We believe that U.S. Bancorp is ideally suited for this acquisition," said Michael E. O'Neill, chairman and CEO of Pacific Century Financial Corporation. "Its lead bank, U.S. Bank, has a solid reputation in the California market. We're confident that our customers will be well served and will benefit from U.S. Bank's strong network in Southern California and its highly regarded commitment to customer service."

O'Neill continued, "The sale of Pacific Century Bank is part of our overall strategic plan to return our focus to our core markets—principally Hawaii, the West Pacific and American Samoa. This sale represents a major step toward accomplishing the goals of our divestiture program. We're also pleased to be on track with the process of divesting and winding down our non-core holdings in the South Pacific and Asia, exclusive of Japan."

Pacific Century Bank is a subsidiary of Pacific Century Financial Corporation (NYSE: BOH), a regional financial services company headquartered in Honolulu, Hawaii, with total assets of approximately $12.8 billion as of June 30, 2001.

Minneapolis-based U.S. Bancorp, with assets in excess of $160 billion, is the 8th largest financial services holding company in the United States. U.S. Bancorp is the parent company of Firstar Bank and U.S. Bank.

###

QuickLinks

Pacific Century Financial Corporation Sells California Branch Franchise to U.S. Bancorp